UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 24, 2007

TOUSA, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32322	76-0460831
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4000 Hollywood Blvd., Suite 500 N, Hollywood, Florida		33021
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	954-364-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On July 24, 2007, the Human Resources and Compensation Committee of our Board of Directors adopted our 2007 CEO Annual Incentive Bonus Plan which is applicable to Antonio Mon, the Chief Executive Officer (the "CEO") of TOUSA, Inc. (the "Company"). The plan is designed to reward, through additional cash compensation, the CEO for his contributions related to the Company’s currently contemplated recapitalization and restructuring of the Transeastern Joint Venture. Pursuant to the plan, the CEO’s target annual incentive bonus for 2007 is $4.5 million (the "Target Award"). The CEO will earn fifty percent of the Target Award if, and only if, the committee in good faith determines that the Company (i) has completed the transactions by December 31, 2007 and (ii) is not, as of December 31, 2007, in default of a financial covenant or other material provision under any financing arrangements to which it is a party as of July 24, 2007 (the "Compliance Target"). A change of control shall not, for purposes of the plan, constitute a default of a financial covenant or other material provision under any financing arrangements, irrespective of whether such financing arrangements provide otherwise. The CEO will earn the other fifty percent of the Target Award (the "EBITDA Bonus") if, and only if, the committee in good faith determines that the Company has met an EBITDA target for calendar year 2007. The Company believes that achieving the target is more likely than not. If the Company’s EBITDA for 2007 is less than the EBITDA target, the Company may, in its sole and absolute discretion, elect to pay the CEO a portion of the EBITDA Bonus. For purposes of clarity, each 50% component of the Target Award is separate and distinct from the other component and can be earned by the CEO without regard to whether the other component of the Target Award is earned by the CEO.

In the event the committee determines in good faith that the Company has exceeded the EBITDA target for 2007, the CEO will receive an additional bonus payment in an amount equal to 1.5% of the amount by which the Company’s EBITDA for 2007 exceeds the EBITDA Target. The Target Award and any additional amounts payable to the CEO pursuant to the plan are referred to as the "Award."

Payment of any portion of the Award under this Plan shall be contingent upon (i) certification by the Committee in good faith that the Compliance Target and/or EBITDA Target, as applicable, has been achieved, and (ii) the CEO remaining employed by the Company or a subsidiary or affiliate of the Company through January 1, 2008. Notwithstanding the foregoing, if the CEO’s employment with the Company is terminated by the Company without Cause or by the CEO for Good Reason on or prior to January 1, 2008, the CEO shall be entitled to be paid the entire amount of the Target Award.

In the event of a Change of Control of the Company prior to January 1, 2008, the CEO is entitled to a payment of 100% of the Target Award unless, at the time of such Change of Control, the Company is in default of a financial covenant or other material provision under any financing arrangements to which the Company is a party on July 24,2007, in which case no portion of the Target Award is payable.

The Target Award shall be paid to the CEO in cash within 30 days of completion of the Company’s 2007 audit, but in no event later than June 30, 2008; provided, however, if the CEO’s employment with the Company is terminated by the Company without cause or by the CEO for good reason (as defined in the CEO’s employment agreement) on or prior to January 1, 2008, the Target Award shall be paid on or before March 15, 2008.

For purposes of the Target Award, "EBITDA" means net income as determined under generally accepted accounting principles adjusted for the following items: (i) provision for income taxes included in net income, (ii) interest, (iii) depreciation and amortization, (iv) tangible and intangible asset impairment and abandonment charges, option termination payments, losses on dispositions of land, and goodwill write-offs incurred as part of the Company’s restructuring and de-leveraging plans, (v) charges and expenses related to modification to and/or dissolution and termination of the Company’s joint ventures, including but not limited to the Transeastern joint venture, (vi) losses and charges on any Asset Sale (as defined in the indentures applicable to the Company’s publicly held debt) and operating losses relating to the wind-down or sale of homebuilding divisions and subsidiaries and/or gain resulting from such activities, (vii) financing, professional and other fees related to other joint venture modifications, dissolutions and terminations, (viii) other charges resulting from the restructuring and de-leveraging activities, (ix) unusual, non-recurring or extraordinary items, and, other non-cash charges, and (x) any non-cash charges related to embedded derivatives or stock-based compensation expense under SFAS No. 123R in each case for which we are not obligated to settle in cash (provided that EBITDA shall be decreased by any related cash settlements made during such period).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOUSA, Inc.

July 30, 2007	By:	/s/ Stephen M. Wagman

Name: Stephen M. Wagman
Title: Executive Vice-President and Chief Financial Officer